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                                                                    Exhibit 15.1

                    Acknowledgement of Independent Auditors


Board of Governors
Medical Inter-Insurance Exchange



We are aware of the inclusion of our report dated November 23, 1998 relating to the unaudited consolidated interim financial statements of Medical Inter-Insurance Exchange and subsidiaries as of and for the nine months ended September 30, 1998 included in the Registration Statement dated December 4, 1998 of the MIIX Group, Incorporated for the registration of shares of it's common stock.


                                             /s/ Ernst & Young LLP


December 4, 1998
New York, New York